Exhibit 10.11

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Agreement”) is made and entered into as of _______________ (the “Grant Date”), by and between Veg House Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), and ______________ (the “Grantee”).

WHEREAS, the Company has adopted the Veg House Holdings Inc. Amended & Restated 2023 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Share Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Share Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           Grant of Restricted Share Units. Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Grantee on the Grant Date _______________ Restricted Share Units (the “Restricted Share Units”). Each Restricted Share Unit represents an unfunded, unsecured right to receive one Common Share of the Company on the Payment Date(s) specified in Section 3.4, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.           Consideration. The grant of the Restricted Share Units is made in consideration of the services to be rendered by the Grantee to the Company.

3.           Vesting; Payment.

3.1       Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Restricted Share Units will vest in accordance with the following schedule (each, a “Vesting Date”):

Vesting Date	Restricted Share Units

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

3.2       The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Share Units have vested, the Grantee’s unvested Restricted Share Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.3       Notwithstanding the foregoing vesting schedule, in the event of the Grantee’s death or if the Grantee’s Continuous Service is terminated by the Company or an Affiliate due to the Grantee’s Disability, 100% of the unvested Restricted Share Units shall vest as of the date of such termination.

3.4       The Company shall, as soon as reasonably, practicable following a Vesting Date (and in no event later than March 15th of the calendar year following the calendar year in which the Applicable Vesting Date occurs) (each a “Payment Date”), deliver (or cause to be delivered) to the Participant one Common Share with respect to each vested Restricted Share Unit, as settlement of such Restricted Share Unit and each such Restricted Share Unit shall thereafter be cancelled.

4.           Restricted Share Unit Transfer Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, the Restricted Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Share Units shall be forfeited by the Grantee and all of the Grantee’s rights to such Restricted Share Units shall immediately terminate without any payment or consideration by the Company.

5.           No Rights as a Shareholder. The holder of the Restricted Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Restricted Share Units and any Common Shares underlying the Restricted Share Units and deliverable hereunder unless and until such Common Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry of the name of the holder of Common Shares underlying the Restricted Share Units on the register of members of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such entry.

6.           No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

7.           Adjustments. If any change is made to the outstanding Common Shares or the capital structure of the Company, if required, the Common Shares underlying the Restricted Share Units shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

8.           Tax Liability and Withholding.

8.1       Solely to the extent applicable, the Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Share Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Grantee as a result of the settlement of the Restricted Share Units; provided, however, that no Common Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Common Shares. Notwithstanding the foregoing, if the Company’s Common Shares are publicly-traded, in the event a taxable event with respect to this Agreement occurs during a “blackout” period (whether scheduled or unscheduled) during which Participants in the Plan, including the Grantee, are prohibited by Company policy from selling Common Shares, the Grantee’s statutorily required withholding obligation will be satisfied by the Company automatically withholding from the Common Shares otherwise deliverable to the Grantee a number of Common Shares having an aggregate Fair Market Value equal to the Grantee’s statutorily required withholding obligation (with any fraction of one Common Share required to satisfy such obligation being disregarded and the amount due paid instead in cash by the Participant); provided, however, the Grantee may elect, by written notice to the Committee during an open trading window, to satisfy his or her applicable federal, state or local tax withholding obligation, in which case the Grantee shall be required, prior to any applicable taxable event, to remit to the Company an amount in cash sufficient to satisfy his or her applicable federal, state or local tax withholding obligations in connection with such taxable event.

8.2       Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or settlement of the Restricted Share Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9.           Compliance with Law. The granting of the Restricted Share Units and the issuance and transfer of Common Shares shall be subject to compliance by the Company and the Grantee with laws of the Cayman Islands as they relate to the Company and its Common Shares, with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Shares may be listed. No Restricted Share Units shall be granted and no Common Shares shall be issued or transferred unless and until any then applicable requirements of Cayman Islands laws, state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

10.         Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11.         Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Cayman Islands without regard to conflict of law principles.

12.         Section 409A. Although the Company makes no guarantee with respect to the tax treatment of the Restricted Share Units, the award of Restricted Share Units and Dividend Equivalents pursuant to this Agreement is intended to comply with, or to be exempt from, Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. The Restricted Share Units and Dividend Equivalents shall be limited, construed and interpreted in accordance with such intent; provided that the Company does not guarantee to the Grantee any particular tax treatment of the Restricted Share Units or Dividend Equivalents. In no event whatsoever shall the Company or its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Dividend Equivalents shall be treated separately from the Restricted Share Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Grantee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

13.         Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

14.         Restricted Share Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

15.         Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Share Units may be transferred by will or the laws of descent or distribution.

16.         Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.         Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Share Units in this Agreement does not create any contractual right or other right to receive any Restricted Share Units or other Awards in the future. Future Awards, if any, shall be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

18.         Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Share Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

19.         No Impact on Other Benefits. The value of the Grantee’s Restricted Share Units is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

20.         Grantee Undertaking. Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on Grantee pursuant to the express provisions of this Agreement.

21.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing an original signature.

22.         Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Share Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant, vesting, or settlement of the Restricted Share Units or disposition of the shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Veg House Holdings Inc.

By:
Name:
Title:

Address:

GRANTEE:

(Signature)

(Name)

Address:

SSN: